OHIO EDISON COMPANY

with

THE BANK OF NEW YORK
        As Trustee

Tenth Supplemental Indenture

Providing among other things for

Mortgage Bonds

Guarantee Series A of 2004 due 2016

Dated as of December 1, 2004

SUPPLEMENTAL INDENTURE, dated as of December 1, 2004, between Ohio Edison Company, a corporation organized and existing under the laws of the State of Ohio (hereinafter called the “Company”), and The Bank of New York, a banking corporation organized and existing under the laws of the State of New York, as Trustee under the Indenture hereinafter referred to.

WHEREAS, the Company has heretofore executed and delivered to The Bank of New York, as Trustee (hereinafter called the “Trustee”), a certain General Mortgage Indenture and Deed of Trust, dated as of January 1, 1998, to secure bonds of the Company, issued and to be issued in series, from time to time, in the manner and subject to the conditions set forth in the said Indenture, which Indenture as heretofore supplemented is hereinafter referred to as the “Indenture”; and

WHEREAS, the Company has heretofore entered into an Air Quality Facilities Loan Agreement, dated as of December 1, 1999 (the “Loan Agreement”), with the Ohio Air Quality Development Authority (the “Authority”) in connection with which the Authority issued $47,725,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds Series 1999-C (Ohio Edison Company Project) (the “Revenue Bonds”) under the Trust Indenture, dated as of December 1, 1999 and amended and restated as of December 1, 2004 (the “Revenue Bond Indenture”), between the Authority and J.P. Morgan Trust Company, National Association, as successor trustee (the “Revenue Bond Trustee”), in order to provide funds to loan to the Company for the purpose of refunding certain bonds of the Authority issued to assist the Company in the financing of the cost of certain air quality facilities;

WHEREAS, the Company, by appropriate corporate action in conformity with the terms of the Indenture, has duly determined to create a new series of bonds under the Indenture to be delivered to the Revenue Bond Trustee for the benefit of the Revenue Bonds, consisting of $47,725,000 in aggregate principal amount to be designated as “Mortgage Bonds, Guarantee Series A of 2004 due 2016” (hereinafter referred to as the “bonds of Guarantee Series A”), which shall bear interest at the rate per annum set forth in, shall be subject to certain redemption rights and obligations set forth in, and will otherwise be in the form and have the terms and provisions provided for in this Supplemental Indenture and set forth in the form of such bond below:

[Form of Bond of Guarantee Series A]

This bond is not transferable except (i) to a successor trustee under the Amended and Restated Trust Indenture dated as of December 1, 2004 between the Ohio Air Quality Development Authority and J.P. Morgan Trust Company, National Association, as successor trustee, (ii) in connection with the exercise of the rights and remedies of the holder hereof consequent upon an “Event of Default” as defined in the Indenture referred to herein or (iii) in compliance with a final order of a court of competent jurisdiction or in connection with any bankruptcy or reorganization proceeding of the Company.

OHIO EDISON COMPANY

Mortgage Bond, Guarantee Series A of 2004 due 2016

Due June 1, 2016

$_________________	No. ____

Ohio Edison Company, a corporation of the State of Ohio (hereinafter called the Company), for value received, hereby promises to pay to                                       , or registered assigns, _____________ dollars at an office or agency of the Company in the Borough of Manhattan, The City of New York, New York or the City of Akron, Ohio, on June 1, 2016 in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts, and to pay at said office or agency to the registered owner hereof, in like coin or currency, interest thereon from the Initial Interest Accrual Date (hereinafter defined) at the Revenue Bond Interest Rate (hereinafter defined) per annum payable semi-annually on June 1 and December 1 in each year commencing on the June 1 or December 1 immediately succeeding the Initial Interest Accrual Date (each such date herein referred to as an “interest payment date”) on and until maturity, or, in the case of any bonds of this series duly called for redemption, on and until the redemption date, or in the case of any default by the Company in the payment of the principal due on any bonds of this series, until the Company’s obligation with respect to the payment of the principal shall be discharged as provided in the Indenture referred to on the reverse hereof.

The provisions of this bond are continued on the reverse-hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

This bond shall not become valid or obligatory until The Bank of New York, the Trustee under the Indenture referred to on the reverse hereof, or its successor thereunder, shall have authenticated the form of certificate endorsed hereon.

IN WITNESS WHEREOF, Ohio Edison Company has caused this bond to be signed in its name by its President or a Vice President, by his or her signature or a facsimile thereof, and its corporate seal to be affixed hereto or reproduced hereon, attested by its Corporate Secretary or an Assistant Corporate Secretary, by his or her signature or a facsimile thereof.

Dated:

OHIO EDISON COMPANY

By:

Title

 Attest:

Title:

[Form of Trustee’s Authentication Certificate]

Trustee’s Authentication Certificate

This is one of the bonds of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK
as Trustee
By:
Authorized Signatory

[Reverse of Form of Bond of Guarantee Series A]

OHIO EDISON COMPANY

Mortgage Bond, Guarantee Series A of 2004 due 2016

This bond is one of an issue of bonds of the Company, issuable in series, and is one of a series known as its Mortgage Bonds of the series designated in its title, all issued and to be issued under and equally secured (except as to any money, obligations or other instruments, or earnings thereon, deposited with the Trustee in accordance with the provisions of the Indenture hereinafter mentioned for the bonds of any particular series) by a General Mortgage Indenture and Deed of Trust, dated as of January 1, 1998, executed by the Company to The Bank of New York, as Trustee, as amended and supplemented by indentures supplemental thereto to which Indenture as so amended and supplemented (herein referred to as the “Indenture”) reference is made for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the bonds in respect thereof and the terms and conditions upon which the bonds are secured.

The bonds of this series shall be redeemed in whole, by payment of the principal amount thereof plus accrued interest thereon, if any, to the date fixed for redemption, upon receipt by the Trustee of a written advice from the trustee under the Amended and Restated Trust Indenture

(the “Revenue Bond Indenture”) dated as of December 1, 2004, between the Ohio Air Quality Development Authority and J.P. Morgan Trust Company, National Association, as successor trustee (such trustee and any successor trustee being hereinafter referred to as the “Revenue Bond Trustee”), securing $47,725,000 of State of Ohio Pollution Control Revenue Refunding Bonds, Series 1999-C (Ohio Edison Company Project) which have been issued on behalf of the Company (the “Revenue Bonds”), stating that the principal amount of all the Revenue Bonds then outstanding under the Revenue Bond Indenture has been declared due and payable pursuant to the provisions of Section 11.02 of the Revenue Bond Indenture, specifying the date of the accelerated maturity of such Revenue Bonds and the date from which interest on the Revenue Bonds issued under the Revenue Bond Indenture has then accrued and is unpaid (specifying the rate or rates of such accrual and the principal amount of the particular Revenue Bonds to which such rates apply), stating such declaration of maturity has not been annulled and demanding payment of the principal amount hereof plus accrued interest hereon to the date fixed for such redemption. The date fixed for such redemption shall not be earlier than the date specified in the aforesaid written advice as the date of the accelerated maturity of the Revenue Bonds then outstanding under the Revenue Bond Indenture and not later than the 45th day after receipt by the Trustee of such advice, unless such 45th day is earlier than such date of accelerated maturity. The date fixed for such redemption shall be specified by the Revenue Bond Trustee in a notice of redemption to be given by the Trustee not less than 30 days prior to the date so fixed for such redemption. Upon mailing of such notice of redemption, the date from which unpaid interest on the Revenue Bonds has then accrued (as specified by the Revenue Bond Trustee) shall become the initial interest accrual date (the “Initial Interest Accrual Date”) with respect to the bonds of this series; provided, however, on any demand for payment of the principal amount hereof at maturity as a result of the principal of the Revenue Bonds becoming due and payable on the maturity date of the bonds of this series, the earliest date from which unpaid interest on the Revenue Bonds has then accrued shall become the Initial Interest Accrual Date with respect to the bonds of this series, such date, together with each other different date from which unpaid interest on the Revenue Bonds has then accrued, as to be stated in a written notice from the Revenue Bond Trustee to the Trustee, which notice shall also specify the rate or rates of such accrual and the principal amount of the particular Revenue Bonds to which such rate or rates apply. The aforementioned notice of redemption shall become null and void for all purposes under the Indenture, (including the fixing of the Initial Interest Accrual Date with respect to the bonds of this series) upon receipt by the Trustee of written notice from the Revenue Bond Trustee of the annulment of the acceleration of the maturity of the Revenue Bonds then outstanding under the Revenue Bond Indenture and the rescission of the aforesaid written advice prior to the redemption date specified in such notice of redemption, and thereupon no redemption of the bonds of this series and no payment in respect thereof as specified in such notice of redemption shall be effected or required. But no such rescission shall extend to any subsequent written advice from the Revenue Bond Trustee or impair any right consequent on such subsequent written advice.

Bonds of this series are not otherwise redeemable prior to their maturity.

The “Revenue Bond Interest Rate” shall be the same rate of interest per annum as is borne by the Revenue Bonds; provided, however, that if there are different rates of interest borne by the Revenue Bonds, or if interest is required to be paid on the Revenue Bonds more frequently than on each June 1 or December 1, the Revenue Bond Interest Rate shall be the rate that results in the total amount of interest payable on an interest payment date, a redemption date or at maturity, as the case may be, or at any other time interest on this bond is due and payable, to be equal to the total amount of unpaid interest that has accrued on all then outstanding Revenue Bonds.

The principal hereof may be declared or may become due on the conditions, in the manner and at the time set forth in the Indenture upon the occurrence and continuance of an Event of Default (as defined in the Indenture) as in the Indenture provided.

Bonds of this series shall be deemed to be paid and no longer outstanding under the Indenture to the extent the aggregate principal amount of bonds of this series exceeds the aggregate principal amount of the Revenue Bonds outstanding from time to time. The Trustee may rely on an Officer’s Certificate (as defined in the Indenture) to this effect.

Unless and until the Trustee shall have received from the Revenue Bond Trustee any such aforesaid written advice stating that the principal amount of all Revenue Bonds then outstanding under the Revenue Bond Indenture has been declared due and payable or any demand for payment of the principal amount hereof at maturity as a result of the principal of the Revenue Bonds becoming due and payable on the maturity date of the bonds of this series, the Trustee may conclusively presume that the obligation of the Company to pay the principal of, and interest, if any, on the bonds of this series shall have been fully satisfied and discharged.

No recourse shall be had for the payment of the principal of or premium, or interest if any, on this bond, or any part thereof, or for any claim based thereon or otherwise in respect thereof, or of the indebtedness represented thereby, or upon any obligation, covenant or agreement under the Indenture, against any incorporator, stockholder, officer or director, as such, past, present or future of the Company or of any predecessor or successor corporation, either directly or through the Company or a predecessor or successor corporation, whether by virtue of any Constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability of incorporators, stockholders, officers and directors being released by the registered owner hereof by the acceptance of this bond and being likewise waived and released by the terms of the Indenture.

The bonds of this series are issuable only as a single registered bond without coupons in a denomination equal to the aggregate principal amount of bonds of this series outstanding. If and to the extent this bond becomes transferable, the registered owner hereof, in person or by attorney duly authorized, may effectuate such transfer at an office or agency of the Company, in the Borough of Manhattan, The City of New York, New York or in the City of Akron, Ohio, upon surrender and cancellation of this bond and thereupon a new registered bond or bonds of the same series for a like principal amount, will be issued to the transferee in exchange therefor, as provided in the Indenture, and upon payment, if the Company shall require it, of the transfer charges therein prescribed. The Company and the Trustee may deem and treat the person in whose name this bond is registered as the absolute owner for the purpose of receiving payment of or on account of the principal and interest due hereon and for all other purposes.

[End of Form of Bond of Guarantee Series A]

and

WHEREAS, the Company deems it advisable to enter into this Supplemental Indenture for the purposes of establishing the form, terms and provisions of the bonds of Guarantee Series A, as provided and contemplated by Sections 2.01(a) and 3.01(b) of the Indenture, and the Company has requested and hereby requests the Trustee to join in the execution of this Supplemental Indenture;

NOW, THEREFORE, IT IS HEREBY COVENANTED, DECLARED AND AGREED, by the Company, that all such bonds of Guarantee Series A are to be issued, authenticated and delivered, subject to this Supplemental Indenture and to the further covenants, conditions, uses and trusts in the Indenture set forth, and the parties hereto mutually agree as follows:

SECTION 1. Bonds of Guarantee Series A shall be designated as the Company’s “Mortgage Bonds, Guarantee Series A of 2004 due 2016.” The bonds of Guarantee Series A shall bear interest from the Initial Interest Accrual Date as provided in the form of the bond of Guarantee Series A hereinabove set forth, and such provisions are incorporated at this place as though set forth in their entirety. The interest rate and maturity date of the bonds of Guarantee Series A shall be as set forth in the form of bond hereinabove set forth. Principal or redemption price of and interest on the bonds of Guarantee Series A shall be payable in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts, at an office or agency of the Company in the Borough of Manhattan, The City of New York, New York or in the City of Akron, Ohio.

Definitive bonds of Guarantee Series A may be issued, originally or otherwise, only as registered bonds, substantially in the form of bond hereinabove set forth, and in a single denomination equal to the aggregate principal amount thereof that is Outstanding. Delivery of a bond of Guarantee Series A to the Trustee for authentication shall be conclusive evidence that its serial number has been duly approved by the Company.

The bonds of Guarantee Series A shall be redeemable as provided in the form of bond hereinabove set forth, and such provisions are incorporated at this place as though set forth in their entirety.

SECTION 2. Bonds of Guarantee Series A shall be deemed to be paid and no longer outstanding under the Indenture to the extent that the aggregate principal amount thereof exceeds the aggregate principal amount of Revenue Bonds (as defined in the form of bond hereinabove set forth) outstanding from time to time. The Trustee may rely on an Officer’s Certificate to this effect.

Unless and until the Trustee shall have received from the Revenue Bond Trustee any written advice stating that the principal amount of all Revenue Bonds then outstanding under the Revenue Bond Indenture has been declared due and payable or any demand for payment of the principal amount hereof at maturity as a result of the principal of the Revenue Bonds becoming due and payable on the maturity date of the bonds of this series, as provided in the form of the bond of Guarantee Series A hereinabove set forth, the Trustee may conclusively presume that the obligation of the Company to pay the principal of, and interest, if any, on the bonds of Guarantee Series A shall have been fully satisfied and discharged.

SECTION 3. Bonds of Guarantee Series A are not transferable except in connection with the exercise of the rights and remedies of the holder thereof consequent upon an “Event of Default” as defined in the Indenture or as otherwise provided in the form of bond hereinabove set forth. If and to the extent bonds of Guarantee Series A become transferable, such transfer may be accomplished by the Holders thereof, in person or by attorney duly authorized, at an office or agency of the Company in the Borough of Manhattan, The City of New York, New York or in the City of Akron, Ohio, but only in the manner and upon the conditions prescribed in the Indenture and in the form of bond of such series hereinabove recited.

SECTION 4. The principal amount of bonds of Guarantee Series A which may be authenticated and delivered hereunder is limited to the aggregate principal amount of Forty-Seven Million Seven Hundred Twenty-Five Thousand Dollars ($47,725,000).

Bonds of Guarantee Series A in the aggregate principal amount of Forty-Seven Million Seven Hundred Twenty-Five Thousand Dollars ($47,725,000) may at any time subsequent to the execution hereof be executed by the Company and delivered to the Trustee and shall be authenticated by the Trustee and delivered (either before or after the recording hereof) upon the basis of Unbonded Class “A” Bonds issued and delivered to the Trustee for such purpose, pursuant to a Company Order referred to in Section 4.01 of the Indenture and upon receipt by the Trustee of the opinions and other documents required by Sections 4.01 and 4.02 of the Indenture.

SECTION 5. Except as herein otherwise expressly provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture; the Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals herein or in the bonds of Guarantee Series A (except the Trustee’s authentication certificates), all of which are made by the Company solely; and this Supplemental Indenture is executed and accepted by the Trustee, subject to all the terms and conditions set forth in the Indenture, as fully to all intents and purposes as if the terms and conditions of the Indenture were herein set forth at length.

SECTION 6. As supplemented by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed, and the Indenture as herein defined, and this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Indenture.

SECTION 7. Nothing in this Supplemental Indenture contained shall or shall be construed to confer upon any person other than a Holder of Bonds issued under the Indenture, the Company and the Trustee any right or interest to avail himself of any benefit under any provision of the Indenture or of this Supplemental Indenture.

SECTION 8. This Supplemental Indenture may be simultaneously executed in several counterparts and all such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

In Witness Whereof, Ohio Edison Company and The Bank of New York have caused these presents to be executed in their respective names by their respective Presidents or one of their Vice Presidents or Assistant Vice Presidents and their respective seals to be hereunto affixed and attested by their respective Corporate Secretaries or one of their Vice Presidents, Assistant Corporate Secretaries or Assistant Treasurers, all as of the day and year first above written.

OHIO EDISON COMPANY

By:
Richard H. Marsh
Senior Vice President and Chief Financial Officer

[Seal]

Attest:
David W. Whitehead
Corporate Secretary

Signed, Sealed and Acknowledged on behalf of
Ohio Edison Company in the presence of:

Edward J. Morgan

 James G. Smith

THE BANK OF NEW YORK
as Trustee
Date:	By:
Barbara Bevelaqua
Vice President

[Seal]

Attest:
Julie Salovitch-Miller
Vice President

Signed, Sealed and Acknowledged on behalf of
The Bank of New York in the presence of:

Remo Reale
Vice President

Robert Massimillo
Vice President

STATE OF OHIO        )
                                            ) ss.:
COUNTY OF SUMMIT )

On the ____ day of _____________ in the year 2004 before me, the undersigned, personally appeared Richard H. Marsh and David W. Whitehead, personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their capacity as Senior Vice President and Chief Financial Officer and Corporate Secretary, respectively, and that by their signatures on the instrument, the individuals, or the person or entity upon behalf of which the individuals acted, executed the instruments.

Susie M. Hoisten Notary Public Residence - Summit County Statewide Jurisdiction, Ohio My Commission Expires December 9, 2006

[SEAL]

STATE OF NEW YORK    )
                                                   ) ss.:
COUNTY OF NEW YORK )

On the ___ day of ________________ in the year 2004 before me, the undersigned, personally appeared Barbara Bevelaqua and Julie Salovitch-Miller, each personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their capacity as Vice President and Vice President , respectively, of The Bank of New York, and that by their signatures on the instrument, the individuals, or the person or entity upon behalf of which the individuals acted, executed the instruments.

Susie M. Hoisten Notary Public Residence - Summit County Statewide Jurisdiction, Ohio My Commission Expires December 9, 2006
Robert Hirsch Notary Public, State of New York No. 01HI6076679 Qualified in Rockland County Commission expires July 1, 2006

[SEAL]

The Bank of New York hereby certifies that its precise name and address as Trustee hereunder are:

The Bank of New York 101 Barclay Street City, County and State of New York 10286
THE BANK OF NEW YORK

/s/
Barbara Bevelaqua
Vice President

This instrument was prepared by FirstEnergy Corp.